EXHIBIT 99.1
PRESS RELEASE--SEPTEMBER 28, 2000

CONTACT: Tony Carideo                      Tom Donnelly
         Investor Relations                Chief Financial Officer
         Net Perceptions, Inc.             Net Perceptions, Inc.
         952-842-5454                      952-842-5400
         tcarideo@netperceptions.com       tdonnelly@netperceptions.com




            NET PERCEPTIONS ANNOUNCES THIRD QUARTER EXPECTATIONS

MINNEAPOLIS- Net Perceptions, Inc. (Nasdaq: NETP) today announced that the company expects to report revenues for the quarter ending September 30, 2000 ranging between $6 million and $9 million. The company also said it expects to report a loss ranging from ($0.22) to ($0.32) per share before the amortization of intangibles and stock compensation expense. These results compare with revenues of $12.4 million for the second quarter ended June 30, 2000, and net loss of ($0.15) per share, before the amortization of intangibles and stock compensation expense.

 "We are committed to aggressively addressing the new realities of the marketplace in order to get our business plan back on track" said Steven Snyder, President and CEO of Net Perceptions.

The company will provide detailed information on the quarter's financial results at the regular quarterly conference call scheduled for October 24, 2000.

ABOUT NET PERCEPTIONS

Net Perceptions is the innovator and preeminent supplier of solutions that allow companies to translate knowledge into profitable business action. Its Commerce Solutions, Network Solutions and Knowledge Solutions products enable clients to capitalize on business information and optimize product assortments, pricing, customer relationships and intellectual capital. The company is based in the U.S. and has offices in six other countries. For more information visit www.netperceptions.com or call 800-466-0711.

NET PERCEPTIONS AND THE NET PERCEPTIONS LOGO ARE REGISTERED TRADEMARKS OF NET PERCEPTIONS, INC. ALL OTHER TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS. THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS ARE THE COMPANY'S LIMITED OPERATING HISTORY, DELAYS IN PRODUCT DEVELOPMENT, DEVELOPMENT OF THE INTERNET MARKET, CHANGES IN PRODUCT PRICING POLICIES, COMPETITIVE PRESSURES, AND THE RISK FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS AND REGISTRATION STATEMENTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.